EXHIBIT 99.1

iMergent Reports Second Quarter 2010 Financial Results

PHOENIX, July 27, 2010 (GLOBE NEWSWIRE) -- iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce software, site development, web hosting and search engine optimization for businesses and entrepreneurs, today reported financial results for its second quarter ended June 30, 2010.

Second Quarter 2010 Compared to 2009

Net income for the second quarter of 2010 was $51,000 or $0.00 per diluted common share, compared to $8,535,000, or $0.74 per diluted common share in the comparable quarter last year. Income before income tax provision for the second quarter of 2010 was $127,000 compared to income of $2,659,000 in the comparable quarter last year. The income tax provision for the second quarter of 2010 was $76,000, compared to an income tax benefit of $5,876,000 in the prior year quarter. The higher than normal income tax provision in the current quarter is primarily due to the Company’s permanent differences. The income tax benefit in the prior year quarter is primarily due to an IRS settlement in the prior year.

Revenue for the second quarter of 2010 decreased 10% to $17,448,000, compared to $19,370,000 for the comparable quarter last year. The lower revenue was a result of a 12% reduction in the number of workshops conducted during the second quarter of 2010 as compared to the comparable quarter in 2009, a 28% decrease in principal cash collected on our receivables portfolio, and a 17% decrease in the number of preview buyers attending our workshops compared to the prior year quarter. These decreases were offset by an increase in the percentage of attendees purchasing products to 26% in the second quarter of 2010, compared to 24% in the comparable quarter of 2009. Revenue from our Crexendo Business Solutions division was $365,000 compared to zero revenue in the comparable period last year. Total operating expenses increased 1% to $18,490,000 for the second quarter of 2010, compared to $18,278,000 for the comparable quarter in 2009, primarily as a result of an increase in the number of international events which have higher marketing and event costs and an increase in expenses associated with the Company’s Crexendo enterprise division.

Cash from operating activities was $467,000 for the second quarter of 2010, compared to cash used of $826,000 for the comparable period in 2009. As of June 30, 2010, cash and cash equivalents were $18,453,000, working capital was $14,775,000, and working capital excluding deferred revenue was $28,326,000.

During the quarter ended June 30, 2010, the Company repurchased 54,806 shares of its common stock in the open market at an average price of $4.69 per share.

Six months ended June 30, 2010 compared to 2009

Net income for the six months ended June 30, 2010 was $174,000 or $0.02 per diluted common share, compared to $10,086,000, or $0.88 per diluted common share in the comparable period last year. Revenue for the six months ended June 30, 2010 decreased 14% to $34,542,000, compared to $40,291,000 for the comparable period last year. Revenue from our Crexendo Business Solutions division was $607,000 compared to zero revenue in the comparable period last year. Total operating expenses decreased 4% to $36,465,000 for the six months ended June 30, 2010, compared to $37,981,000 for the comparable period in 2009. Cash used in operating activities was $25,000 for the six months ended June 30, 2010, compared to cash used of $902,000 for the comparable period in 2009.

Steven G. Mihaylo, Chief Executive Officer of iMergent, stated, "I am pleased with the progress we have made in our strategy to provide a broad range of business managed services and training to our future and current customers. We have been testing selling our StoresOnline products and services as a SaaS model (Software-as-a-Service) as opposed to a traditional software license sale. We believe this is both a business benefit and a benefit to our customers as the Workshop sale is coupled with training that we believe is essential for our clients to be able to build and market web sites. In January, we have converted one workshop team to this model. And based on recent results, we anticipate transitioning an additional workshop team to the SaaS model during the third quarter of 2010 with the goal of converting all of our workshop teams to the SaaS model by the first quarter of 2011. In addition, the transition from a software license sale to a SaaS model should enable us to open new sales channels, such as through affiliate marketing, private label partnerships, and direct online channels to compliment our current workshop model.

I am also very pleased with the progress of the Crexendo Web Services and Crexendo Telecom divisions. While at present we have been fortunate to be able to cover the costs of development through profits from our StoresOnline division we believe the time has come to increase our investment in these divisions. We have started to see an increase in demand for web services resulting in an approximate 50% growth in sales quarter over quarter. We believe the timing is right to increase our direct sales efforts by hiring additional direct sales representatives. Finally, in anticipation of the nationwide launch of our hosted telecom offering during the first quarter of 2011, we have increased our development team to allow us to go to market with a robust offering which will include premium services such as operator services, to service the expected needs of our Customers. While these additional investments in sales and research and development may impact our short term profitability, we believe these are necessary investments in our business to achieve future long term success.

We are confident in the long term direction of the company and we believe that our continued focus on product and channel development will lead to future growth for the Company as well as higher shareholder value. We strongly believe in the actions we are taking. We also believe that our stock continues to be undervalued. I have asked our Chief Financial Officer and our Chief Legal Officer to draft a tender offer which I will present to iMergent’s Board seeking to allow the Company to purchase between 250,000 and 1,000,000 shares of iMergent’s common stock at a range of $4.25 to $4.75 per share. We believe this action is in the best interest of our shareholders and our Company, we are hopeful that this will be more effective in allowing us to acquire stock than our repurchase program has been to date. We believe iMergent’s Board will support this action, and we hope to have a tender offer in place by the end of this year.”

Conference Call

The Company is hosting a conference call today, July 27, 2010, at 4:30 PM Eastern Daylight Time. The conference call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 888-510-1783 for domestic participants and 719-457-2625 for international participants. The conference ID to join the call is 4440224. Please dial in five to ten minutes prior to the beginning of the call at 4:30 PM EDT. A telephone replay will be available two hours after the call for 90 days by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers and entering access code 4440224. Online webcast replay will be available for 90 days from the date of the call.

About iMergent

iMergent provides eCommerce solutions to entrepreneurs and businesses enabling them to market and sell their business products or ideas via the Internet. The company sells its proprietary software and training services which help users implement Internet strategies to allow entrepreneurs and businesses to market and sell their products, accept online orders, analyze marketing performance and manage pricing and customers over the Internet. In addition to software and training, iMergent offers site development, web hosting and search engine optimization (SEO). iMergent, StoresOnline and Crexendo Business Solutions, Inc. are trademarks of iMergent, Inc.

Safe Harbor Statement

This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "will" and other similar statements of expectation identify forward-looking statements. Specific forward-looking statements in this press release include information about iMergent or its officers, (i). being pleased with the progress we have made in our strategy to provide a broad range of business managed services and training to its future and current customers; (ii) believing that the SaaS model is both a business benefit and a benefit to our customers as the Workshop sale is coupled with promoting  training  which is  important for our clients to be able to build and market world class web sites; (iii) anticipating transitioning an additional workshop team to the SaaS model during the third quarter of 2010 with the goal of converting all of  workshop teams to the SaaS model by the first quarter of 2011; (iv)  believing that transition from a software license sale to a SaaS model should enable us the Company to open new sales channels, such as through affiliate marketing, private label partnerships, and direct online channels to compliment the current workshop model; (v) being pleased with the progress of the Crexendo Web Services and Crexendo Telecom divisions; (vi)  believing that  the time has come to increase  investment in the Crexendo divisions.; (vii) believing  the timing is right to increase direct sales efforts by hiring additional direct sales representatives; (viii)   believing that  the increased  development will allow the Company to go to market with a robust offering which will include premium services such as operator services, to service the expected needs of  Customers; (ix)  the belief that  the additional investments in sales and research and development may impact  short term profitability and  that  these are necessary investments to achieve future long term success;  (x) being confident in the long term direction of the company and the belief that there is  continued focus on product and channel development which will lead to future growth for the Company as well as higher shareholder value;(xi) belief that Company stock continues to be undervalued;  (xii) the Board will approve a tender offer to purchase between 250,000 and 1,000,000 shares of iMergent’s common stock at a range of $4.25 to $4.75 per share; (xiii) that a tender offer  is in the best interest of  shareholders and the Company; and (xiv) the tender offer will be a  more effective mechanism  to acquire stock than the repurchase program has been to date.

For a more detailed discussion of risk factors that may affect iMergent's operations and results, please refer to the Company's Form 10- KT for the period ended December 31, 2009 and the Company's form 10Q for the period ended March 31, 2010. These forward-looking statements speak only as of the date on which such statements are made, and the company undertakes no obligation to update such forward-looking statements, except as required by law.

iMERGENT, INC.  AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(unaudited)

	June 30, 2010	December 31, 2009
Assets

Current Assets:
Cash and cash equivalents	$18,453	$21,549
Restricted cash	1,088	1,088
Trade receivables, net of allowance for doubtful accounts of $11,383
as of June 30, 2010 and $11,827 as of December 31, 2009	12,045	14,162
Inventories	471	243
Income taxes receivable	898	387
Deferred income tax assets, net	236	1,009
Prepaid expenses and other	2,189	2,988
Total Current Assets	35,380	41,426

Certificate of deposit	500	500
Long-term trade receivables, net of allowance for doubtful accounts of $7,034
as ofJune 30, 2010 and $5,882 as of December 31, 2009	7,125	6,264
Property and equipment, net	3,237	1,446
Deferred income tax assets, net	5,694	5,298
Intangible assets, net	1,199	1,206
Goodwill	406	-
Other	291	302
Total Assets	$53,832	$56,442

Liabilities and Stockholders' Equity

Current Liabilities:
Accounts payable	$2,748	$3,154
Accrued expenses and other	4,077	4,588
Dividend payable	229	229
Income taxes payable		24
Deferred revenue, current portion	13,551	15,827
Total Current Liabilities	20,605	23,822

Deferred revenue, net of current portion	6,930	6,447
Other long-term liabilities	259	191
Total Liabilities	27,794	30,460

Commitments and contingencies

Stockholders' Equity:
Preferred stock, par value $0.001 per share - authorized 5,000,000 shares; none issued	-	-
Common stock, par value $0.001 per share - authorized 100,000,000 shares; 11,402,341 shares outstanding as of June 30, 2010 and 11,446,320 shares outstanding
as of December 31, 2009	11	11
Additional paid-in capital	52,915	53,033
Accumulated deficit	(26,888)	(27,062)
Total Stockholders' Equity	26,038	25,982

Total Liabilities and Stockholders' Equity	$53,832	$56,442

iMERGENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share and share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenue	17,448	19,370	34,542	40,291
Operating expenses:
Cost of revenue	5,228	5,533	10,325	11,334
Selling and marketing	8,913	8,452	17,787	17,788
General and administrative	3,634	3,711	7,100	7,762
Research and development	715	582	1,253	1,097
Total operating expenses	18,490	18,278	36,465	37,981

Income (Loss) from operations	(1,042)	1,092	(1,923)	2,310

Other income (expense):
Interest income	1,246	1,492	2,434	3,118
Interest expense	(1)	(3)	(2)	(6)
Other expense, net	(76)	78	(134)	15
Total other income, net	1,169	1,567	2,298	3,127

Income before income tax benefit (provision)	127	2,659	375	5,437

Income tax benefit (provision)	(76)	5,876	(201)	4,649

Net income	$51	$8,535	$174	$10,086

Net income per common share:
Basic	$0.00	$0.75	$0.02	$0.89
Diluted	$0.00	$0.74	$0.02	$0.88

Dividends per common share:	$0.02	$0.02	$0.04	$0.04

Weighted average common shares outstanding:
Basic	11,402,806	11,416,723	11,413,246	11,392,022
Diluted	11,419,919	11,496,482	11,439,788	11,401,717

iMERGENT, INC. AND SUBSIDIARIES
 Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$174	$10,086
Adjustments to reconcile net income to net
cash used for operating activities:
Depreciation and amortization	678	746
Expense for stock options issued to employees	533	734
Tax benefit upon issuance of common stock	(3)	-
Deferred income tax provision	377	378
Changes in assets and liabilities net of effects from acquisition:
Restricted cash	-	(605)
Trade receivables	1,257	6,960
Inventories	(228)	464
Income taxes receivable	(511)	(1,040)
Prepaid expenses and other	799	491
Other	13	48
Accounts payable, accrued expenses and other	(1,290)	(2,999)
Income taxes payable	(21)	41
Deferred revenue	(1,793)	(7,099)
Other long-term liabilities	(10)	(9,107)
Net cash used for operating activities	(25)	(902)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	(2,053)	(138)
Acquisition of company	(250)	-
Proceeds from sale of available-for-sale securities	-	2,900
Net cash provided by (used for) investing activities	(2,303)	2,762

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options and related income tax benefit	13	371
Purchase of common stock	(323)	-
Principal payments on note payable	-	(64)
Dividend payments	(458)	(455)
Net cash used for financing activities	(768)	(148)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,096)	1,712

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	21,549	18,762
CASH AND CASH EQUIVALENTS, END OF PERIOD	$18,453	$20,474

Supplemental disclosure of cash flow information:
Cash paid during the period:
Interest	2	-
Income taxes	356	5,334

iMERGENT, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (CONTINUED)
(In thousands)

	Six Months Ended June 30,
	2010	2009
Supplemental disclosure of non-cash investing and financing information:
Dividends declared	$229	$229
Purchase of property and equipment with accounts payable	110	-
Acquisition of company with stock	117	-
Contingent consideration related to acquisition	269	-